EXHIBIT 99.77C


                                    AON FUNDS

                 Minutes of the Special Meeting of Shareholders
                          February 20, 2002 - 8:30 A.M.

     A special meeting of shareholders of Aon Funds (the "Trust") was held at the offices of Aon Corporation, Aon Center, Third Floor, Room 3W22A, 200 East Randolph Street, Chicago, Illinois 60601 on February 20, 2002, at 8:30 a.m. Michael Conway, President and a trustee of the Trust, presided at this meeting. Mr. Conway made some introductory remarks and welcomed the shareholders and proxyholders present.

     Mr. Conway then called upon Brian Lawrence, Treasurer and Controller of Aon Funds, to present the proof of notice of the meeting. Mr. Lawrence stated that he had received the affidavit of Nina Danao, Securities Administrator of Aon Advisers, Inc., that on January 22, 2002 and January 23, 2002 copies of the notice of special meeting and proxy statement were mailed to each shareholder of record at the close of business on January 7, 2002. Mr. Lawrence stated that this affidavit would be filed with the minutes of the meeting. Further, Mr. Lawrence stated that he had received a list, certified by US Bancorp Mutual Fund Services LLC, the Trust's transfer agent, of the shareholders of record on January 7, 2002.

     Mr. Conway then stated that at least one-third of the 1,511,672,010.739 shares of the Trust and 10,220,303.450 shares of the Asset Allocation Fund outstanding at the close of business on the record date constitutes a quorum for the transaction of business at this meeting unless the Investment Company Act of 1940 requires a greater proportion of the shares to be present in person or by proxy for a particular action to be validly taken. Mr. Conway then stated that, since more than one-third of the outstanding shares are present at this meeting in person or by proxy and notice of this meeting had been given within the time required by law, the meeting was regularly and lawfully convened and open for the transaction of business.


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     Upon motion duly made and seconded, the minutes of the last meeting of the
Trust's shareholders, held on July 26, 2000, were approved.

     Mr. Conway called for consideration of the first proposal, the election of six trustees. Each of Diane M. Aigotti, Ellen S. Alberding, Michael A. Cavataio, Michael A. Conway, James H. Harris, Carleton D. Pearl and Charles A. Tribbett was nominated to serve as a Trustee of the Trust until his or her successor is elected and qualified. There being no further nominations, the nominations were closed. Mr. Conway told the shareholders of all of the funds to mark item 1 on their ballots.

     Mr. Conway then called for the second item of business, which was to vote on the ratification of the selection of Ernst & Young LLP as independent public accountants for the Trust for the 2002 fiscal year. The following resolution was duly made and seconded:

     RESOLVED, that the shareholders of the Trust approve the ratification of the selection of Ernst & Young LLP as independent public accountants for the Trust for the 2002 fiscal year.

Mr. Conway asked the shareholders of all of the funds to mark item 2 on their ballot.

     Mr. Conway then called for the third item of business, which was to vote on the proposed new investment advisory agreement between the Trust on behalf of the Asset Allocation Fund and Aon Advisors, Inc., the Trust's investment adviser. The following resolution was duly made and seconded:

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

     RESOLVED, that the shareholders of the Asset Allocation Fund of the Trust approve the proposed new investment advisory agreement between the Trust, on behalf of the Asset Allocation Fund, and Aon Advisors, Inc.

Mr. Conway asked the shareholders of the Asset Allocation Fund to mark item 3 on their ballot.

     Mr. Conway then called for the fourth item of business, which was to vote on the proposed new investment sub-advisory agreement between Aon Advisors, Inc., the Trust's investment adviser, and Ned Davis Research, Inc., with respect to the Asset Allocation Fund. The following resolution was duly made and seconded:

     RESOLVED, that the shareholders of the Asset Allocation Fund of the Trust approve the proposed new investment sub-advisory agreement between Aon Advisors, Inc., the Trust's investment adviser, and Ned Davis Research, Inc., with respect to the Asset Allocation Fund.

Mr. Conway asked the shareholders of the Asset Allocation Fund to mark item 4 on their ballot.

     Mr. Conway then called for the fifth item of business, which was to vote on changes to the fundamental investment policies of the Asset Allocation Fund to allow for investments by the Asset Allocation Fund in options, futures and swap contracts. The following resolution was duly made and seconded:

     RESOLVED, that the changes to the fundamental investment policies of the Asset Allocation Fund to allow for investments by the Asset Allocation Fund in options, futures and swap contracts as more fully described in the proxy statement dated January 18, 2002 and distributed to shareholders in advance of this meeting.

Mr. Conway asked the shareholders of the Asset Allocation Fund to mark item 5 on their ballot.

     Mr. Conway then asked that the ballots be collected. During the collection and tabulation of the ballots, Mr. Conway made general remarks regarding the Trust.

     Mr. Conway then called for a report on the ballots. A total of 816,979,179.149 shares of the Trust and 10,128,005.443 shares of the Asset Allocation Fund were represented at this meeting in person or by proxy.

     Each Board of Trustees' nominee for trustee received at least 816,962,643.777 shares in favor of their election. There being no other nominees, Mr. Conway declared that each of them had been elected a trustee to serve until the election and qualification of his or her successor.

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     The ratification of the selection of Ernst & Young LLP as independent public accountants for the Trust for the 2002 fiscal year has been approved, the vote being 816,662,976.667 shares of the Trust for ratification, 305,505.591 shares against ratification and 10,696.891 shares abstaining.

     The new investment advisory agreement for the Asset Allocation Fund was approved, the vote being 10,126,199.430 shares for approval, 1,764.942 shares against approval and 41.071 shares abstaining.

     The new investment sub-advisory agreement between Aon Advisors, Inc., the Trust's investment adviser, and Ned Davis Research, Inc. with respect to the Asset Allocation Fund was approved, the vote being 10,126,199.430 shares for approval, 1,764.942 shares against approval and 41.071 shares abstaining.

     The changes to the fundamental investment policies of the Asset Allocation Fund to allow for investments by the Asset Allocation Fund in options, futures and swap contracts were approved, the vote being 10,124,584.518 shares for approval, 3,379.854 shares against approval and 41.071 shares abstaining.

     There being no other business to come before the meeting a motion was duly made and seconded that the meeting be adjourned. The meeting was so adjourned at 8:46 a.m.


                                                -------------------------------
                                                James L. Carey
                                                On behalf of the Secretary


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